================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                           REPUBLIC INDUSTRIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                      DELAWARE                                              75-1105145
                   (State or other                                       (I.R.S. Employer
           jurisdiction of incorporation)                               Identification No.)

   110 S. E. 6TH STREET, FORT LAUDERDALE, FLORIDA                              33301
      (Address of principal executive offices)                              (Zip Code)

                           REPUBLIC INDUSTRIES, INC.
                        1998 EMPLOYEE STOCK OPTION PLAN
                            (Full title of the Plan)

                             ---------------------

                              JAMES O. COLE, ESQ.
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                           REPUBLIC INDUSTRIES, INC.
                        110 S.E. 6TH STREET, 20TH FLOOR
                         FORT LAUDERDALE, FLORIDA 33301
                    (Name and address of agent for service)
                                 (954) 769-7200
         (Telephone number, including area code, of agent for service)

                             ---------------------

                        CALCULATION OF REGISTRATION FEE
================================================================================

                                                                                PROPOSED
                                                            PROPOSED             MAXIMUM
                                                             MAXIMUM            AGGREGATE           AMOUNT OF
TITLE OF SECURITIES                     AMOUNT TO        OFFERING PRICE         OFFERING          REGISTRATION
TO BE REGISTERED                      BE REGISTERED         PER SHARE             PRICE                FEE
------------------------------------------------------------------------------------------------------------------
Common Stock par value $.01 per        30,000,000
  share...........................      Shares(1)          $24.6875(2)       $740,625,000(2)        $218,485
==================================================================================================================

(1) Includes shares issuable under the Republic Industries, Inc. 1998 Employee Stock Option Plan. Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also includes an indeterminate number of additional shares that may become issuable pursuant to the antidilution adjustment provisions of such Plan and options.
(2) Estimated solely for the purposes of calculating the registration fee, computed pursuant to Rule 457 under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices of a share of the Common Stock as reported on The New York Stock Exchange on June 15, 1998.
================================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the 1998 Employee Stock Option Plan (the "Plan") of Republic Industries, Inc. (the "Company"), as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). Such document(s) are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference and made a part of this Registration Statement: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997; (ii) all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1997, specifically including the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998, and the Company's Current Reports on Form 8-K dated February 20, 1998 and May 13, 1998; and (iii) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A, dated June 19, 1981, as amended.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document or information incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

     Not applicable

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

     The legality of the shares of Common Stock registered hereby has been passed upon for the Company by Akerman, Senterfitt & Eidson, P.A., Miami, Florida. Certain attorneys employed by Akerman, Senterfitt & Eidson, P.A. beneficially own an aggregate of approximately 550,000 shares of Common Stock as of the date hereof.

     The consolidated financial statements and schedule for the Company as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997, the combined financial statements of Desert Automotive Group as of and for the year ended December 31, 1996, the combined financial statements of Anderson Dealership Group and Affiliates as of and for the year ended December 31, 1996, the combined financial statements of Abraham Automotive Group as of and for the year ended December 31, 1996, the combined financial statements of Champion Automotive Group as of and for the ten-month period ended October 31, 1997, the combined financial statements of Southern California Automotive Group as of and for the ten-month period ended October 31, 1997, incorporated by reference in this Registration Statement have been audited by Arthur Andersen LLP, independent certified public accountants, to the extent and for the periods indicated in their reports with respect thereto.

     The consolidated financial statements of Eurodollar (Holdings) plc at 31 March 1997 and 1996 and for the years ended 31 March 1997 and 1996 incorporated by reference in this Registration Statement have been audited by Price Waterhouse, independent accountants, to the extent and for the periods as indicated in their report with respect thereto.

     The combined financial statements of Quinlan Automative Group as of and for the year ended December 31, 1996 incorporated by reference in this Registration Statement have been audited by Crowe, Chizek and Company LLP, independent auditors, to the extent and for the periods as indicated in their report with respect thereto.

     The combined financial statements of Emich Oldsmobile, Inc. and Affiliates as of and for the year ended December 31, 1996 incorporated by reference in this Registration Statement have been audited by Crowe, Chizek and Company LLP, independent auditors, to the extent and for the periods as indicated in their report with respect thereto.

     The combined financial statements of Dobbs Automotive Group as of and for the year ended December 31, 1996 incorporated by reference in this Registration Statement have been audited by Reynolds, Bone & Griesbeck P.L.C., independent auditors, to the extent and for the periods as indicated in their report with respect thereto.

     As indicated in their reports with respect thereto, the financial statements referred to above have been incorporated by reference herein in reliance upon the authority of said firms as experts in accounting and auditing in giving said reports.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Third Amended and Restated Certificate of Incorporation of the Company entitles the Board of Directors to provide for indemnification of directors and officers to the fullest extent provided by law, except for liability (i) for any breach of director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends, or for unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

     Article VII of the Bylaws of the Company provide that to the fullest extent and in the manner permitted by the laws of the State of Delaware and specifically as is permitted under Section 145 of the General Corporation Law of the State of Delaware, the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company, by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in and not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. Determination of an action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in and not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was lawful.

     The Bylaws provide that any decision as to indemnification shall be made:
(a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; or (b) if such a quorum is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (c) by the stockholders. The Board of Directors may authorize indemnification of expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding. Indemnification pursuant to these provisions is not exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise and shall continue as to a person who has ceased to be a director or officer. The Company may purchase and maintain insurance on behalf of any person who is or was a director or officer.

     Further, the Bylaws provide that the indemnity provided will be extended to the directors, officers, employees and agents of any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of the Bylaws with respect to the resulting or surviving corporation as he/she would have with respect to such constituent corporation if its separate existence had continued.

     Under an insurance policy maintained by the Company, the directors and officers of the Company are insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors or officers.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

ITEM 8. EXHIBITS

     The following exhibits are filed as part of this Registration Statement:

NUMBER                            EXHIBIT DESCRIPTION
------                            -------------------
 4.1      --  Third Amended and Restated Certificate of Incorporation
              (incorporated by reference to Exhibit 99 to the Company's
              Current Report on Form 8-K dated May 14, 1997).
 4.2      --  Bylaws, as amended to date (incorporated by reference to
              Exhibit 3.2 to the Company's Annual Report on Form 10-K for
              the year ended December 31, 1995, which was filed with the
              Commission on March 28, 1996).
 5.1*     --  Opinion of Akerman, Senterfitt & Eidson, P.A.
10.1      --  Republic Industries, Inc. 1998 Employee Stock Option Plan
              (incorporated by reference to the Company's Definitive Proxy
              Statement on Schedule 14A, which was filed with the
              Commission on March 31, 1998).
23.1*     --  Consent of Akerman, Senterfitt & Eidson, P.A. (included in
              Exhibit 5.1 above).
23.2*     --  Consent of Arthur Andersen LLP
23.3*     --  Consent of Price Waterhouse
23.4*     --  Consent of Crowe, Chizek and Company LLP
23.5*     --  Consent of Crowe, Chizek and Company LLP
23.6*     --  Consent of Reynolds, Bone & Griesbeck P.L.C.

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* Filed herewith.

ITEM 9. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and each filing of the Plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Fort Lauderdale, State of Florida on June 15, 1998.

                                             REPUBLIC INDUSTRIES, INC.

                                             By:   /s/ H. WAYNE HUIZENGA
                                               ---------------------------------
                                                       H. Wayne Huizenga
                                                   Chairman of the Board and
                                                  Co-Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 15, 1998.

                         SIGNATURE                                               TITLE
                         ---------                                               -----

                   /s/ H. WAYNE HUIZENGA                       Chairman of the Board and Co-Chief
-----------------------------------------------------------    Executive Officer (Principal Executive
                     H. Wayne Huizenga                         Officer)

                   /s/ STEVEN R. BERRARD                       Co-Chief Executive Officer, President and
-----------------------------------------------------------    Director
                     Steven R. Berrard

                  /s/ MICHAEL S. KARSNER                       Senior Vice President and Chief Financial
-----------------------------------------------------------    Officer (Principal Financial Officer)
                    Michael S. Karsner

                     /s/ MARY E. WOOD                          Vice President and Corporate Controller
-----------------------------------------------------------    (Principal Accounting Officer)
                       Mary E. Wood

                   /s/ HARRIS W. HUDSON                        Vice Chairman and Director
-----------------------------------------------------------
                     Harris W. Hudson

                  /s/ MICHAEL G. DEGROOTE                      Director
-----------------------------------------------------------
                    Michael G. DeGroote

                      /s/ J.P. BRYAN                           Director
-----------------------------------------------------------
                        J.P. Bryan

                    /s/ RICK L. BURDICK                        Director
-----------------------------------------------------------
                      Rick L. Burdick

                /s/ GEORGE D. JOHNSON, JR.                     Director
-----------------------------------------------------------
                  George D. Johnson, Jr.

                     /s/ JOHN J. MELK                          Director
-----------------------------------------------------------
                       John J. Melk

                    /s/ ROBERT J. BROWN                        Director
-----------------------------------------------------------
                      Robert J. Brown

                                 EXHIBIT INDEX

                                                                            SEQUENTIAL
NUMBER                            EXHIBIT DESCRIPTION                        PAGE NO.
------                            -------------------                       ----------
 4.1      --  Third Amended and Restated Certificate of Incorporation
              (incorporated by reference to Exhibit 99 to the Company's
              Current Report on Form 8-K dated May 14, 1997).
 4.2      --  Bylaws, as amended to date (incorporated by reference to
              Exhibit 3.2 to the Company's Annual Report on Form 10-K for
              the year ended December 31, 1995, which was filed with the
              Commission on March 28, 1996).
 5.1*     --  Opinion of Akerman, Senterfitt & Eidson, P.A.
10.1      --  Republic Industries, Inc. 1998 Employee Stock Option Plan
              (incorporated by reference to the Company's Definitive Proxy
              Statement on Schedule 14A, which was filed with the
              Commission on March 31, 1998).
23.1*     --  Consent of Akerman, Senterfitt & Eidson, P.A. (included in
              Exhibit 5.1 above).
23.2*     --  Consent of Arthur Andersen LLP
23.3*     --  Consent of Price Waterhouse
23.4*     --  Consent of Crowe, Chizek and Company LLP
23.5*     --  Consent of Crowe, Chizek and Company LLP
23.6*     --  Consent of Reynolds, Bone & Griesbeck P.L.C.

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* Filed herewith.